Exhibit 99.1

InSite Vision Reports Fourth Quarter and Full-Year 2012 Financial Results

Alameda, Calif., March 5, 2013 – InSite Vision Incorporated (OTCBB: INSV) today reported financial results for the quarter and year ended December 31, 2012. Revenues for the year ended December 31, 2012 were $21.6 million compared to $15.9 million for the same period in 2011. Net loss for the year ended December 31, 2012 was $8.3 million, or $0.06 per share, compared to a net loss of $6.9 million, or $0.06 per share, in 2011. Revenues for the fourth quarter of 2012 were $5.4 million compared to $3.1 million for the same period in 2011. Net loss for the fourth quarter of 2012 was $1.8 million, or $0.01 per share, compared to $3.2 million, or $0.02 per share, in the fourth quarter 2011. As of December 31, 2012, cash, cash equivalents and short-term investments totaled $9.3 million.

“InSite continues to advance its portfolio of innovative ophthalmic therapeutics for front-of-eye conditions. In 2012, we completed enrollment in two Phase 3 clinical studies – our DOUBle trial of AzaSite Plus and DexaSite for the treatment of blepharitis, and our Phase 3 clinical trial of BromSite for post-surgical pain and inflammation,” said Timothy Ruane, InSite’s Chief Executive Officer. “We look forward to announcing the results from these pivotal studies as we work with U.S. and EU regulatory agencies in 2013 to complete the necessary requirements for marketing approvals. In addition, we are actively building on our core competencies as we explore the potential for InSite’s DuraSite 2 platform to optimize the treatment of a number of ophthalmic conditions.”

Fourth Quarter Corporate and Commercial Highlights

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In November 2012, InSite completed enrollment of more than 240 patients undergoing cataract surgery in its Phase 3 clinical trial of BromSite™. The study is designed to evaluate the efficacy and safety of BromSite against the DuraSite® vehicle alone in addressing post-surgical ocular inflammation and pain. BromSite combines a low dose (0.075%) of the non-steroidal anti-inflammatory drug (NSAID) bromfenac with InSite’s DuraSite drug delivery technology. Results from the Phase 3 clinical study are expected in the first quarter of 2013.

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AzaSite® royalties for the fourth quarter of 2012 were $4.8 million compared to $2.2 million for the same period of 2011. AzaSite is marketed in the U.S. by Merck for the treatment of bacterial conjunctivitis. Included in the AzaSite royalties for the fourth quarter of 2012 was a $2.6 million minimum royalty true-up by Merck required under the companies’ commercial licensing agreement. Under the agreement, Merck agreed to pay AzaSite royalties of at least $19 million for the fiscal year ended September 30, 2013, payable on a quarterly basis.

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In the fourth quarter of 2012, InSite recorded $0.7 million in royalty revenues associated with Besivance® (besifloxacin ophthalmic suspension) 0.6%, compared to $0.5 million in same period of 2011. Besivance is marketed globally by Bausch + Lomb for the treatment of bacterial conjunctivitis.

Fourth Quarter 2012 Results Summary

Total revenues increased to $5.4 million for the fourth quarter of 2012 compared to $3.1 million for the same period in 2011. Earned royalties from Merck for net sales of AzaSite were $2.1 million and $2.2 million for the fourth quarters of 2012 and 2011, respectively. In the fourth quarter of 2012, royalties from Merck included a $2.6 million minimum royalty true-up from Merck. The increase in royalties was driven by an increase in the required minimum royalty to $19 million for the fiscal year ended September 30, 2013, which was amended to be paid on a quarterly basis starting in the third quarter of 2012. In addition, a decline in earned royalties from net sales of AzaSite by Merck further increased the minimum royalty true-up. For the fourth quarter of 2012, royalties from net product sales of Besivance increased to $0.7 million compared to $0.5 million for the same period in 2011.

Research and development (R&D) expenses for the fourth quarter of 2012 were $4.1 million compared to $2.9 million in the same period in 2011. The increase was primarily related to the DOUBle Phase 3 clinical trial and the BromSite Phase 3 clinical trial. General and administrative (G&A) expenses for the fourth quarter of 2012 were $1.4 million compared to $1.2 million in the same period in 2011. The increase was primarily related to slightly higher costs related to financial reporting services and investor relations.

Net loss for the fourth quarter of 2012 was $1.8 million, or $0.01 per share, compared to $3.2 million, or $0.02 per share, in the fourth quarter 2011. The decrease in net loss was driven by an increase in the minimum royalties from Merck, partially offset by the costs related to our Phase 3 clinical trials.

Full Year 2012 Results Summary

Total revenues for the year ended December 31, 2012 were $21.6 million compared to $15.9 million for the same period in 2011. Revenues in 2012 included $19.5 million in royalties from Merck for AzaSite compared to $13.9 million in 2011. Royalties from Merck included an additional $11.9 million and $3.9 million minimum royalty true-up for the years ended 2012 and 2011, respectively. The increase in royalties was driven by an increase in the required minimum royalty to $17 million for the fiscal year ended September 30, 2012 compared to $15 million for the fiscal year ended September 30, 2011 and the pro-rata share of $19 million for the fiscal year ended September 30, 2013. In addition, a decline of 24% in earned royalties from net sales of AzaSite by Merck further increased the minimum royalty true-up.

InSite also received royalties from Bausch + Lomb on global net sales of Besivance. The royalties from net sales of Besivance increased to $2.1 million for the year ended December 31, 2012 from $1.2 million in 2011.

R&D expenses for the year ended December 31, 2012 were $15.5 million compared to $7.3 million in 2011. The increase was primarily related to costs for the DOUBle AzaSite Plus™/DexaSite™ and the BromSite Phase 3 clinical trials. G&A expenses for the year ended December 31, 2012 were $5.8 million compared to $5.6 million in 2011. The increase was primarily related to slightly higher costs related to financial reporting services and investor relations.

Interest expense and other, net, was $9.5 million for the year ended December 31, 2012 compared to $10.2 million compared to 2011. Interest expense decreased in 2012 as a result of principal payments on secured notes payable.

Net loss for the year ended December 31, 2012 was $8.3 million, or $0.06 per share, compared to a net loss of $6.9 million, or $0.06 per share, in 2011, largely driven by the costs of our two Phase 3 clinical trials.

InSite had cash, cash equivalents and short-term investments of $9.3 million at December 31, 2012. Total operating cash usage in 2012 was $17.1 million.

Conference Call Today

InSite will host a conference call today beginning at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time to discuss its fourth quarter and full year 2012 financial results.

Analysts and investors can participate in the conference call by dialing 888-680-0893 for domestic callers and 617-213-4859 for international callers using the pass code 55013640. A telephone replay will be available following the conclusion of the call by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers using the pass code 60004268.

The live conference call will also be webcast and available on the Investor Relations page of the company’s website at http://www.insitevision.com. A copy of this press release will be furnished to the Securities and Exchange Commission on a Form 8-K and posted on the company’s website prior to the call.

About InSite Vision

InSite Vision is advancing new ophthalmologic products for unmet eye care needs based on its innovative DuraSite® platform technologies. The DuraSite and DuraSite 2 drug delivery systems extend the duration of drug retention on the surface of the eye, thereby reducing the frequency of treatment and improving the efficacy of topical drugs.

The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Merck, and Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch + Lomb. InSite Vision is also advancing three novel ophthalmic therapeutics through Phase 3 clinical studies: AzaSite Plus™ and DexaSite™ for the treatment of eye infections, and BromSite™ for pain and inflammation associated with ocular surgery. For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, such as: the status of InSite’s clinical trials, including but not limited to the timing of announcement of results from its DOUBle Phase 3 clinical trial and its Phase 3 BromSite clinical trial; InSite’s plans to pursue marketing approval in the U.S. and the E.U. for such products; the benefits of and prospects for InSite’s product candidates; InSite’s plans with respect to its DuraSite 2 platform technology and the statements in the quote from our Chief Executive Officer. Such statements entail a number of risks and uncertainties, including but not limited to: that InSite’s Phase 3 clinical trials may not meet their respective clinical end-points or otherwise may not meet the objectives and requirements of the trials; that it may take longer than expected to announce the results of such trials; InSite’s ability to effectively design and conduct clinical trials for its product candidates; InSite’s reliance on third parties for the commercialization of its products including Merck and Bausch + Lomb and the effectiveness of the efforts of these third parties; the ability of InSite to maintain its corporate collaborations, particularly with Merck; the ability of InSite to enter into and maintain future corporate collaborations for its product candidates; InSite’s ability to obtain approval for its DuraSite 2 technology, to develop products incorporating such technology and its ability to license DuraSite

2 to third parties on favorable terms, or at all; InSite’s ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same; InSite’s ability to successfully defend against UCSF’s appeal of the USPTOs decision in favor of InSite; InSite’s ability to expand its product candidates and advance them through the clinic; InSite’s ability to effectively and on a timely basis enroll patients into its clinical trials, efficiently acquire materials necessary for its clinical trials and complete such clinical trials in a timely manner; InSite’s ability to compete effectively, either alone or through its partners; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports and other filings with the Securities and Exchange Commission. Any forward-looking statements or projections are based on the limited information currently available to InSite, which is subject to change. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

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Contact Information

InSite Vision

Louis Drapeau, Chief Financial Officer

510.747.1220

mail@insite.com

Media and Investor inquiries

BCC Partners

Michelle Corral

415.794.8662

Karen L. Bergman

650.575.1509

AzaSite® and DuraSite® are registered trademarks of InSite Vision Incorporated.

BESIVANCE® is a registered trademark of Bausch + Lomb Incorporated.

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three Months and Year Ended December 31, 2012 and 2011

(in thousands, except per share amounts; unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Revenues	$5,413	$3,131	$21,641	$15,923

Expenses:
Research and development	4,082	2,869	15,479	7,337
General and administrative	1,392	1,216	5,781	5,645
Cost of revenues, principally royalties to third parties	298	629	1,062	1,917

Total expenses	5,772	4,714	22,322	14,899

Income (loss) from operations	(359)	(1,583)	(681)	1,024
Interest expense and other, net	(2,212)	(2,495)	(9,494)	(10,167)
Change in fair value of warrant liability	753	838	1,898	2,201

Net loss	$(1,818)	$(3,240)	$(8,277)	$(6,942)

Net loss per share:
Basic	$(0.01)	$(0.02)	$(0.06)	$(0.06)

Diluted	$(0.01)	$(0.02)	$(0.06)	$(0.06)

Weighted average shares used in per-share calculation:
Basic	131,951	131,909	131,951	111,769

Diluted	131,951	131,909	131,951	111,769

Condensed Consolidated Balance Sheets At December 31, 2012 and 2011 (in thousands; unaudited)
			December 31, 2012	December 31, 2011
Assets:
Cash, cash equivalents and short-term investments			$9,322	$26,395
Receivables, prepaid expenses and other current assets			5,394	2,576
Property and equipment, net			377	345
Debt issuance costs, net			2,666	3,085

Total assets			$17,759	$32,401

Liabilities and stockholders’ deficit:
Accounts payable and accrued expenses			$4,450	$3,056
Accrued interest			1,038	1,171
Warrant liability			2,257	4,155
Non-recourse secured notes payable			51,883	58,558
Stockholders’ deficit			(41,869)	(34,539)

Total liabilities and stockholders’ deficit			$17,759	$32,401